Acucela Provides Update on Emixustat Hydrochloride Clinical Development Program

SEATTLE (May 8, 2014) — Acucela Inc. (TOKYO: 4589), a clinical-stage biotechnology company that specializes in discovering and developing novel therapeutics to treat and slow the progression of sight-threatening ophthalmic diseases, provided an update today on its emixustat hydrochloride clinical development program. At Acucela’s request, the Company held a formal meeting with the U.S. Food and Drug Administration (FDA) to discuss the ongoing Phase 2b/3 “SEATTLE” study in patients with geographic atrophy (GA) associated with dry age-related macular degeneration (AMD). Based on recommendations of the FDA, Acucela intends to continue the “SEATTLE” study through the original 24-month treatment duration without access to interim results and, depending on the results of the “SEATTLE” study, conduct at least one additional confirmatory Phase 3 clinical trial in patients with GA associated with dry AMD. The FDA's recommendations are not based on any data reviews related to the emixustat program.

“We believe that the FDA’s recommendations ensure the overall integrity of the ongoing “SEATTLE” study and support a program that will provide the best evidence of safety and efficacy for our target indication, GA associated with dry AMD,” stated Ryo Kubota, MD, PhD, Chairman, President and CEO, Acucela Inc. Dr. Kubota continued, “We look forward to continuing to work closely with the FDA on the emixustat program. If circumstances change or new information becomes available with respect to the program, we will report on any material events."

About The Safety and Efficacy Assessment Treatment Trials of Emixustat Hydrochloride (the SEATTLE) Study
The “SEATTLE” study of emixustat hydrochloride is designed as a Phase 2b/3 multicenter, randomized, double-masked1, dose-ranging study comparing the efficacy and safety of emixustat hydrochloride with placebo for the treatment of geographic atrophy (GA) associated with dry age-related macular degeneration (AMD). The study is ongoing as planned and achieved 100% patient enrollment in March 2014. Top-line 24-month clinical trial results are anticipated in mid-2016.

About Dry Age-related Macular Degeneration (AMD)
Age-related macular degeneration is associated with irreversible vision loss in severe cases. More than 10 million people in the United States and more than 120 million people worldwide are affected by AMD.2 Geographic atrophy is an advanced stage of dry AMD which can cause legal blindness.

About Acucela Inc.
Acucela Inc. (www.acucela.com or www.acucela.jp) is a clinical-stage biotechnology company that specializes in discovering and developing novel therapeutics to treat and slow the progression of sight-threatening ophthalmic diseases impacting millions of individuals worldwide. Acucela currently has the following candidates in development with Otsuka Pharmaceutical Co, Ltd.: emixustat hydrochloride for GA associated with dry AMD based on Acucela’s proprietary visual cycle modulation; and OPA-6566 for ocular hypertension and glaucoma.

Acucela Provides Update on Emixustat Hydrochloride Clinical Development Program - Page 2

Cautionary Statements
Statements contained in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Acucela’s expectations regarding clinical development activities. These statements involve risks and uncertainties that could cause the Company’s actual results to differ materially from those projected in forward-looking statements, including, but not limited to the risk that our product candidates will not demonstrate the expected benefits and will not achieve regulatory approval or be successfully commercialized, the success of our product candidates depends heavily on the willingness of our collaboration partner to continue to co-develop our product candidates, the risk of delays in our expected clinical trials, the risk that new developments in the intensely competitive ophthalmic pharmaceutical market require changes in our clinical trial plans or limit the potential benefits of our product candidates, our dependence on and our ability to retain and motivate our key management and scientific staff, including Ryo Kubota, M.D., Ph.D., and other risks and uncertainties inherent in the process of discovering and developing therapeutics that demonstrate safety and efficacy. For a detailed discussion of these and other risk factors, please refer to the Company’s filings with the Securities and Exchange Commission, which are available on the Company’s investor relations Web site (http://ir.acucela.com/) and on the SEC’s Web site (http://www.sec.gov).

Contacts:

Acucela Inc.
Francesca T. Nolan	Tomomi Sukagawa
Director Corporate Communications	Director Investor Relations and Communication
Phone: 1-206-805-8300	Phone: +81(0)3.5789.5872
Email: fnolan@acucela.com	Email: investor@acucela.com

(1)
MASKING (or Blinding) - A clinical trial design strategy in which one or more parties involved with the trial, such as the investigator or participant, do not know which participants have been assigned which interventions. Source: www.clinicaltrials.gov.

(2)	2012 Comprehensive Report on The Global Retinal Pharmaceuticals & Biologics Market, Market Scope.

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